Exhibit 23 (b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-130548, 333-112042, 333-67242, 333-45354, and 333-80228), pertaining to the Swift Energy Company 2005 Stock Compensation Plan, Swift Energy Company 2001 Omnibus Stock Compensation Plan and Swift Energy Company Employee Savings Plan, Swift Energy Company 1990 Stock Compensation Plan (Amended and Restated as of May 13, 1997), Swift Energy Company 1990 Nonqualified Stock Option Plan (Amended and Restated as of May 13, 1997), Swift Energy Company Employee Stock Purchase Plan, respectively, and in the Registration Statements on Form S-3 (Nos. 333-112041 and 333-12831) of Swift Energy Company and in the related Prospectus, and pertaining to the Swift Energy Company Shelf Registration and Swift Energy Company Employee Stock Ownership Plan, respectively, of our reports dated February 27, 2006, with respect to the consolidated financial statements of Swift Energy Company, Swift Energy Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Swift Energy Company, included in this Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

Houston, Texas February 27, 2006